EXHIBIT (H)(7)

                   FIRST AMENDMENT TO LICENSE AGREEMENT

THIS FIRST AMENDMENT TO LICENSE AGREEMENT (this "Amendment"), dated ------- ----, 2002, amends that certain License Agreement (the "Agreement"), dated as of February 23, 1996, by and between the Pacific Exchange, Inc. (formerly known as the Pacific Stock Exchange Incorporated) ("PCX") and North Track Funds, Inc. (formerly known as Principal Preservation Portfolios, Inc.) ("NT"). A copy of the Agreement is attached as Exhibit
                                                                  -------
1.
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WHEREAS, NT and PCX wish to amend the Agreement to, among other things, extend the term of the Agreement and change the License Fees, pursuant to the terms set forth below.

NOW, THEREFORE, for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

1.   Definition of Terms.  Except as specifically defined otherwise in this
     -------------------
     Amendment, capitalized terms used herein shall have the meanings set forth in the Agreement.

2.   Term.  The following new subparagraph shall be added at the end of
     ----
     Paragraph 2 of the Agreement:
          This Agreement shall be renewed for a three (3) year term from February 23, 2002 through February 28, 2005. NT shall have an option to renew this Agreement for one additional three (3) year term upon at least ninety (90) days' notice to PCX prior to the expiration of the renewal term that ends February 28, 2005.

3.   License Fees.  The License Fees set forth in Paragraph 3(a)(1)(i) of
     ------------
     the Agreement shall remain the same. The following changes shall be made to the License Fees set forth in Paragraph 3(a)(1)(ii) of the Agreement and these changes shall be effective as of February 1, 2002:

       o If the Monthly Average Net Asset Value of the Portfolio is $50,000,000 to $100,000,000, the License Fees shall remain as set forth in the Agreement.

       o If the Monthly Average Net Asset Value of the Portfolio is over $100,000,000, up to a Monthly Average Net Asset Value of $750,000,000, NT will pay PCX a License fee of ---% of the average net assets of the Portfolio for the preceding month. For example, if the Monthly Average Net Asset Value is
          -----------
          $200,000,000 for the preceding month:
                    $200,000,000 x ------%/12 = $--------- for the month.

       o If the Monthly Average Net Asset Value of the Portfolio is greater than $750,000,000 but less than $5,000,000,000, NT will pay PCX a License Fee of ----% of the average net assets of the Portfolio up to $750,000,000; PLUS ----% of the average net
                                        ----
          assets of the Portfolio over $750,000,000 for the preceding month, up to a net asset value of $5,000,000,000.

          For example, if the Monthly Average Net Asset Value is
          -----------
          $900,000,000:

                    $750,000,000 x ---%/12 = $-----  PLUS
                                                     ----
                    $150,000,000 x ---%/12 = $
                         Total Monthly Fee =           $------

       o If the Monthly Average Net Asset Value of the Portfolio is greater than $5,000,000,000, NT will pay PCX a License Fee of --- -% of the average net assets of the Portfolio up to $750,000,000; PLUS -----%
          ----
          of the average net assets of the Portfolio over $750,000,000 up to a net asset value of $5,000,000,000; PLUS ---% of the average net assets of the Portfolio over $5,000,000,000 for the preceding month.

          For example, if the Monthly Average Net Asset Value is
          -----------
          $5,100,000,000:
                    $750,000,000 x ---%/12 = $----  PLUS
                 $4,250,000,000 x ---%/12 =  $----  PLUS
                 $100,000,000 x ---%/12 =    $
                         Total Monthly Fee =      $----

 4.  Termination.  The following new subparagraph shall be added at the end
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     of Paragraph 4 of the Agreement:

          (c) Either party shall have the right to terminate this Agreement at any time in its sole discretion upon twelve (12) months' written notice to the other party.

5.   Name of Index.  PCX is seeking to transition from use of terms such as
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     "PSE" and "Pacific Stock Exchange" in connection with the PSE Tech
     Index to use of terms such as "PCX" and "Pacific Exchange" in connection with this Index (e.g., the PCX Tech Index). NT acknowledges that PCX has discussed this transition with NT and the impact that this will have on the Portfolio and on NT's marketing of the Portfolio and filings with the SEC. The parties will work together to ensure that this transition is smooth and does not unduly disrupt NT's marketing of the Portfolio or regulatory obligations.
     PCX will provide NT with not less than three (3) months' notice of PCX's official transition to the use of terms such as "PCX" and "Pacific Exchange" in relation to the Index, and NT shall at that time ensure that all of its marketing materials, regulatory filings, and documentation referring to the Index use the terms designated by PCX at least from the date indicated by PCX as its official transition date.

 6.Effect on Agreement.  Except as explicitly provided herein, this
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     Amendment does not amend or otherwise affect the terms and conditions of the Agreement, all of which shall remain in full force and effect in accordance with, and subject to, the terms thereof.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by its duly authorized officer on the date and year written above.

                              NORTH TRACK FUNDS, INC.

                                    By:
                                        -----------------------------------
                                   Robert J. Tuszynski, President and Chief
                                   Executive Officer



                              PACIFIC EXCHANGE, INC.

                                    By:
                                        -----------------------------------
                                   Thomas Connaghan, Senior Executive Vice
                                   President of Equities Business